Exhibit 10.9

LONGBOARD PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

ADOPTED: FEBRUARY 28, 2021

Each member of the Board of Directors (the “Board”) of Longboard Pharmaceuticals, Inc. (the “Company”) who is not also serving as an employee of to the Company or any of its subsidiaries and who is designated by the Board or the Compensation Committee of the Board as eligible to receive compensation for his or her services as a member of the Board (each such member, an “Eligible Director”) will be eligible to receive the compensation described in this Non-Employee Director Compensation Policy (the “Director Compensation Policy”).

This Director Compensation Policy will become effective upon the execution of the underwriting agreement between the Company and the underwriter(s) managing the initial public offering of the Company’s common stock (the “Common Stock”), pursuant to which the Common Stock is priced for the initial public offering (the initial public offering price being referred to as the “IPO Price,” and the date of such execution being referred to as the “IPO Date”). As of the IPO Date, the Director Compensation Policy will supersede all agreements or arrangements currently in place with Eligible Directors related to cash and equity compensation. The Director Compensation Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is earned or equity awards are granted, as the case may be.

Annual Cash Compensation

Commencing at the end of the calendar quarter in which the IPO Date occurs, each Eligible Director will receive the cash compensation set forth below for service on the Board. The annual cash compensation amounts will be payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

b.	Additional Chair of the Board Service Retainer: $30,000

2.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $10,000

b.	Member of the Compensation Committee: $7,500

c.	Member of the Nominating and Corporate Governance Committee: $5,000

3.	Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a.	Chairman of the Audit Committee: $10,000

b.	Chairman of the Compensation Committee: $7,500

c.	Chairman of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

Equity awards will be granted under the Company’s 2021 Equity Incentive Plan, as it may be amended from time to time and including any successor plan thereto (the “Plan”). All stock options granted under this Director Compensation Policy will be Nonstatutory Stock Options (as defined in the Plan) that contain the following terms (i) an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, (ii) a term of ten years from the date of grant (subject to earlier termination as provided in the Plan), (iii) vesting acceleration in full upon a Change in Control (as defined in the Plan) or upon the Eligible Director’s death or Disability (as defined in the Plan), (iv) a post-termination exercise period for vested options upon the Eligible Director’s termination of Continuous Service other than for Cause (as such terms are defined in the Plan) of three years from the date of termination (subject to earlier termination as provided in the Plan or as a result of the ten year maximum term of the option).

(a) Automatic Equity Grants.

(i) New Directors. Without any further action of the Board, each Eligible Director who, after the IPO Date, is elected or appointed for the first time to join the Board will automatically, upon the date of his or her initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter) (the “Start Date”), be granted a Nonstatutory Stock Option to purchase 12,367 shares common stock of the Company (the “Initial Option Grant”) which will vest in a series of 36 equal monthly installments over the three-year period measured from the Start Date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such date. Eligible Directors whose initial election or appointment to the Board occurred within the 30 day period prior to the IPO Date shall receive an Initial Option Grant on the IPO Date, without further action by the Board, and the exercise price per share for such option grants shall be the IPO Price.

In addition to the Initial Option Grant, if such Eligible Director’s Start Date occurs on the date of the Company’s annual meeting of stockholders, such Eligible Director will automatically, upon the date of such annual meeting of stockholders, be granted the Annual Option Grant described in (a)(ii) below. If such Eligible Director’s Start Date occurs on a date other than the date of the Company’s the annual meeting of stockholders, such Eligible Director will automatically, upon the Start Date, be granted the Annual Option Grant described in (a)(ii) below, prorated based on the number of full calendar months between the Start Date and the Company’s next annual meeting of stockholders (the “Prorated Annual Grant”). Each Prorated Annual Grant will vest in equal monthly installments from the Start Date through the date of the Company’s next annual meeting of stockholders. For purposes of calculating the Prorated Annual Grant and its vesting schedule, the Company’s annual meeting of stockholders shall be assumed to occur in May of each year (beginning with and including May 2022), irrespective of when the Company’s annual meeting of stockholders actually occurs. For example, if an Eligible Director was initially appointed or elected to the Board on October 15, 2022, then such Eligible Director would receive a Prorated Annual Grant on October 15, 2022 to purchase 6,184 shares of common stock (50% of the Annual Option Grant) that vests in six equal monthly installments from November 15, 2022 through April 15, 2023.    For clarity, for any Eligible Directors whose Start Date occurs in 2021 prior to May 2021, the Prorated Annual Grant will be larger than the Annual Option Grant as a result of the Company not expecting to hold an annual meeting of stockholders in 2021.

Eligible Directors whose Start Date occurred within the 30 day period prior to the IPO Date shall receive a Prorated Option Grant on the IPO Date, without further action by the Board, and the exercise price per share for such option grants shall be the IPO Price.

(ii) Continuing Directors. Without any further action of the Board, at the close of business on the date of each annual meeting of Company stockholders following the IPO Date (the “Grant Date”), each person who is then an Eligible Director will, unless the Board or the Compensation Committee of the Board determines otherwise prior to such time, automatically be granted a Nonstatutory Stock Option to purchase 12,367 shares of common stock (the “Annual Option Grant”). Each Annual Option Grant will vest in a series of 12 equal monthly installments following the date of grant, provided that, in any event the Annual Option Grant will become fully vested on the day before the Company’s next annual meeting of stockholders following the Grant Date, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such date.

(c) Non-Employee Director Compensation Limit. Notwithstanding the foregoing, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director (as defined in the Plan) shall in no event exceed the limits set forth in Section 3(d) of the Plan.

(d) Remaining Terms. The remaining terms and conditions of each award, including transferability, will be as set forth in the Plan and the Company’s Standard Option Grant Package applicable to Non-Employee Directors, in the forms adopted from time to time by the Board or Compensation Committee of the Board.

Expenses

The Company will reimburse Eligible Director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings; provided, that the Eligible Director timely submit to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy, as in effect from time to time.